Exhibit 4.8

SECOND SENIOR SUBORDINATED EXCHANGE NOTE SUPPLEMENTAL INDENTURE

SECOND SENIOR SUBORDINATED EXCHANGE NOTE SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 23, 2010, among CDW LLC, an Illinois limited liability company (the “Company”), CDW Finance Corporation, a Delaware corporation (the “Co-Issuer”), the guarantors listed on Schedule I hereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, CDW Corporation, an Illinois corporation (the “Initial Issuer”), and the Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of October 10, 2008, as supplemented by the Senior Subordinated Exchange Note Supplemental Indenture, dated as of May 10, 2010, by and among the Company (as successor in interest to the Initial Issuer), the Guarantors and the Trustee (together, the “Indenture”), providing for the issuance of an aggregate principal amount, at any one time outstanding of (a) up to $750,000,000 of Senior Subordinated Exchange Notes due 2017 (the “Senior Subordinated Exchange Notes”) and (b) if and when issued as provided in the Registration Rights Agreement or otherwise registered under the Securities Act and issued, the Company’s senior subordinated exchange notes due 2017 (the “Exchange Notes”, and together with the Senior Subordinated Exchange Notes, the “Notes”)) issued in the Registered Exchange Offer;

WHEREAS, Section 9.01(1) of the Indenture provides that Company, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder or Lender to cure any ambiguity, mistake, defect or inconsistency;

WHEREAS, Section 9.01(4) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, without the consent of any Holder or Lender, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Required Holders and Lenders;

WHEREAS, the parties hereto desire to cure an ambiguity in the definition of “Senior Subordinated Exchange Notes”;

WHEREAS, as an accommodation to the current and prospective Holders of Notes intended to facilitate the transferability of the Notes, the Co-Issuer has agreed to become a party to the Indenture as a co-issuer of the Notes;

WHEREAS, the Company has solicited and obtained consents of the beneficial owners of Notes constituting the Required Holders and Lenders with respect to this Supplemental Indenture; and

WHEREAS, pursuant to the Indenture, the Trustee, the Company, the Co-Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Co-Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Perform. The Co-Issuer hereby agrees to expressly assume, jointly and severally with the Company, due and punctual payment of principal of, premium, if any, interest and Additional Interest, if any, on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise. The Co-Issuer hereby also expressly assumes jointly and severally with the Company all rights and obligations of the Company with respect to Article 2 (The Exchange Notes), Article 6 (Defaults and Remedies), Article 8 (Legal Defeasance and Covenant Defeasance), Article 10 (Subordination), Article 12 (Satisfaction and Discharge) and Section 13.07 (No Personal Liability of Directors, Officers, Employees and Stockholders) of the Indenture. The Co-Issuer does not assume any other rights or obligations under the Indenture, except as expressly set forth herein.

3. Amendment to Indenture. The Preamble of the Indenture is hereby amended, effective as of the Conversion Date, as follows:

The following sentence is added at the end of the first WHEREAS clause: “Unless the context otherwise requires, the use of the term Senior Subordinated Exchange Notes in this Indenture includes both the Initial Notes and any Registered Exchange Notes issued in exchange for such Initial Notes.”

4. Ratification of Indenture and Notes; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Limitation and Restrictions on Activities of the Co-Issuer. The Co-Issuer hereby agrees that it may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that the Co-Issuer may be a co-obligor with respect to Indebtedness (including for the avoidance of doubt, the Notes) if the Company is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by the Company or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

6. Substitution of Terms. Each reference to “Issuer” set forth in Article 2, Article 3 (Redemption), Section 4.01 (Payment of Notes), Section 4.04 (Compliance Certificate) (other than the first reference to “Issuer” therein), Article 6, Article 8, Article 10, Article 12 and Section 13.07 of the Indenture shall also refer to, and apply with respect to, the Co-Issuer by substituting each of the Issuer and the Co-Issuer for the Issuer wherever that term appears, including in respect of defined terms used in Article 2, Article 3, Section 4.01, Section 4.04, Article 6, Article 8, Article 10, Article 12 and Section 13.07 of the Indenture (and solely for purposes of Article 2, Article 3, Section 4.01, Section 4.04, Article 6, Article 8, Article 10, Article 12 and Section 13.07 of the Indenture).

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CDW LLC

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW FINANCE CORPORATION

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW CORPORATION

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW TECHNOLOGIES, INC.

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW DIRECT, LLC

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW GOVERNMENT LLC

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW LOGISTICS, INC.

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Schedule I to Supplemental Indenture

Guarantors

CDW Corporation (f/k/a VH Holdings, Inc.)

CDW Technologies, Inc.

CDW Direct, LLC

CDW Logistics, Inc.

CDW Government LLC